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Exhibit 99.3

Polymer Group, Inc. P.O. Box 5069 N. Charleston, SC 29405 Contact: Robert Johnston 843-566-7293

PGI Investor Relations News Release

Polymer Group, Inc. Files Motion to Dismiss Involuntary Chapter 11 Petition

For Immediate Release

Wednesday, March 27, 2002

        [North Charleston, SC]—Polymer Group, Inc. (NYSE: PGI) announced today that while the Company continues to explore the possible consensual dismissal / withdrawal of the involuntary petition filed on March 25, 2002, it has filed a motion to dismiss the involuntary chapter 11 filing in Federal Court in Columbia, South Carolina. The motion to dismiss is based on existing legal precedents, and is seeking a hearing before the Federal Court in Columbia at the earliest possible date. The motion to dismiss is consistent with PGI's desire to implement the out-of-court restructuring and exchange offer announced on March 15, 2002.

        Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs approximately 4,000 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec® fabrics, produced using the Company's proprietary advanced APEX® laser and fabric forming technologies. The Company believes that Miratec® has the potential to replace traditionally woven and knit textiles in a wide range of applications. APEX® and Miratec® are registered trademarks of Polymer Group, Inc.

        Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the Company competes, (ii) increased costs, (iii) changes in conditions of the general economy (iv) the Company's substantial leverage position and (v) the existing defaults in the Company's outstanding long-term indebtedness. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the Company's 2000 Annual Report on Form 10-K.

For further information, please contact:

    Robert Johnston or
    Dennis Norman
    Investor Relations
    Polymer Group, Inc.
    P.O. Box 5069
    Telephone No.: (843) 566-7293

    Web:                 www.polymergroupinc.com
    E-mail:               johnstonr@pginw.com

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  Exhibit 99.3